As filed with the
                      Securities and Exchange Commission on
                                October 12, 2000
                      Registration Statement No. 333-07895
==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ----------------

                                 AMENDMENT NO. 1

                                       TO

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------


          GPU, Inc.               Pennsylvania             13-5516989
 (Exact name of registrant as    (State or other         (I.R.S. Employer
  specified in its charter)     jurisdiction of         Identification No.)
                                incorporation or
                                 organization)
                               ----------------
                               300 Madison Avenue
                          Morristown, New Jersey 07962
                                 (973) 401-8200
 (Address,        including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ----------------
                                   T.G. Howson
                          Vice President and Treasurer
                                    GPU, Inc.
                               310 Madison Avenue
                                P.O. Box 1957
                          Morristown, New Jersey 07962
                                 (973) 401-8200
 (Names and addresses, including zip codes, and telephone numbers, including area codes, of agent for service)
                               ----------------
           It is respectfully requested that the Commission also send copies of all notices, orders and communications to:

  Douglas E. Davidson, Esq.    Scott L. Guibord, Esq.  Richard L. Harden,  Esq.
  Thelen Reid & Priest LLP        Secretary                Winthrop, Stimson,
  40 West 57th Street              GPU, Inc.               Putnam & Roberts
   New York, New York          300 Madison Avenue      One Battery Park Plaza
     10019-4097                  P.O. Box 1911            New York, New York
    (212) 603-2000          Morristown, New Jersey 07962     10004-1490
                                973) 401-8200              (212) 858-1000






                               ----------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
                               ----------------

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ---
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ---

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. --- ------------

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. --- -----------

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ---

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  Subject to Completion, Dated -------, 2000
PROSPECTUS
                                  $300,000,000

                                    GPU, INC.
                   ---% Debentures, Series A due ----------
                   ---% Debentures, Series B due ----------
                             --------------------

   GPU, Inc. is offering hereby $300,000,000 aggregate principal amount of its debentures.

   Interest on the debentures of each series is payable semiannually on ------- and ------- of each year, beginning on ---------, 2001, at the respective rates set forth above, subject to increase in certain circumstances as discussed under the caption "Description of Debentures - Interest" in this prospectus. The Series A debentures will mature on ---------. The Series B debentures will mature on ----------. GPU, Inc. may redeem some or all of the debentures from time to time at redemption prices discussed under the caption "Description of Debentures - Optional Redemption" in this prospectus.

   The debentures will be unsecured obligations of GPU, Inc. and will rank equally with all of GPU, Inc.'s other unsecured indebtedness.

   There is currently no public market for the debentures. GPU, Inc. does not intend to list the debentures on any securities exchange.

   GPU, Inc.'s principal executive offices are located at 300 Madison Avenue, Morristown, New Jersey 07962, telephone number (973) 401-8200.
                              --------------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                                                                        Proceeds
                              Public                                to
                              Offering       Underwriting     -------------
                              Price           Discount          GPU, Inc.
   Series A Debentures        ----%             ----%               ----%
   Series B Debentures        ----%             ----%               ----%
   Total                     $------        $-------            $-------

  Interest on the debentures will accrue from --------- to date of delivery.
                             --------------------

   The underwriters have agreed to purchase all of the debentures if they purchase any of them. The underwriters are offering the debentures subject to various conditions. The underwriters expect to deliver the debentures, in book-entry form only, to purchasers through The Depository Trust Company on or about ------, 2000.
                             --------------------

Salomon Smith Barney

The information in this prospectus is not complete and may be changed. GPU, Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                                TABLE OF CONTENTS


WHERE YOU CAN FIND MORE INFORMATION                                         1

INCORPORATION BY REFERENCE                                                  1

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
      1995                                                                  1

CERTAIN CONSOLIDATED FINANCIAL INFORMATION                                  3

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES                             4

GPU, INC.                                                                   4

RECENT DEVELOPMENTS                                                         5

USE OF PROCEEDS                                                             6

DESCRIPTION OF DEBENTURES                                                   6

UNDERWRITING                                                               20

EXPERTS                                                                    21

LEGAL OPINIONS                                                             21

                       WHERE YOU CAN FIND MORE INFORMATION


   GPU, Inc. ("GPU") files annual, quarterly and other reports and other information with the Securities and Exchange Commission ("SEC"). You can read and copy any information filed by GPU with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

   In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including GPU. GPU also maintains an Internet site (http://www.gpu.com). Information contained on GPU's Internet site does not constitute part of this prospectus.

                           INCORPORATION BY REFERENCE

   The SEC allows GPU to incorporate by reference the information that GPU files with the SEC, which means that GPU may, in this prospectus, disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. GPU is incorporating by reference the documents listed below and any future filings GPU makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until GPU sells all of the Debentures (defined herein) described in this prospectus, and any such filings which GPU makes with the SEC after the initial filing of the registration statement of which this prospectus is a part and prior to the effective date of such registration statement. Information that GPU files in the future with the SEC will automatically update and supersede this information.

   (1) GPU's Annual Report on Form 10-K for the year ended December 31, 1999.

   (2) GPU's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000.

   (3) GPU's Current Reports on Form 8-K filed with the SEC on February 4, 2000, March 3, 2000, April 18, 2000, May 1, 2000, June 21, 2000, June
        30, 2000, August 4, 2000, August 11, 2000 and October 6, 2000.

   You may request a copy of these documents, at no cost to you, by writing or calling Investor Relations, GPU, Inc., 310 Madison Avenue, P.O. Box 1957, Morristown, New Jersey 07962, telephone number (973) 401-8204.

   You should rely only on the information contained in, or incorporated by reference in, this prospectus. Neither GPU nor any underwriter, agent or dealer has authorized anyone else to provide you with different information. Neither GPU nor any underwriter, agent or dealer is making an offer of these Debentures in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of the prospectus.

                         SAFE HARBOR STATEMENT UNDER
             THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995


   In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, GPU is hereby filing cautionary statements identifying important factors that could cause GPU's actual results to differ materially from those projected in forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) made by or on behalf of GPU which are made in this prospectus, in presentations, in response to questions or otherwise. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "projects," "will likely," "result," "will continue" or similar expressions) are not statements of historical facts and may be forward-looking.

   Forward-looking statements involve estimates, assumptions and uncertainties and are qualified in their entirety by reference to, and are accompanied by, the following important factors, which are difficult to predict, contain uncertainties, are beyond the control of GPU and may cause actual results to differ materially from those contained in those forward-looking statements:

   - the consummation of the proposed merger of GPU with FirstEnergy Corp. (see "Recent Developments" below);

   - the effects of regulatory decisions, including any conditions imposed upon the proposed merger with FirstEnergy Corp.;

   -  changes in law and other governmental actions and initiatives;

   -  the impact of deregulation and increased competition in the industry;

   -  industry restructuring;

   -  expected outcomes of legal proceedings;

   -  energy prices and availability; and

   - uncertainties involved with foreign operations including political risks and foreign currency fluctuations.

   Any forward-looking statement speaks only as of the date on which that statement is made, and GPU undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which that statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all of those factors, nor can it assess the impact of each of those factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

                  CERTAIN CONSOLIDATED FINANCIAL INFORMATION

                             (Dollars In Thousands)

                                                                      Twelve
                                                                   Months Ended
                                   Years Ended December 31,          June 30,
                               ---------------------------------      2000
                                1997         1998        1999      (unaudited)
                               ---------   ----------  ----------  -----------
Income Summary:
   Operating Revenues.......  $4,143,379   $4,248,792  $4,757,124   $5,252,539
   Net Income...............     335,101      360,126     459,014      141,218

                                                      June 30, 2000
                                                      (unaudited)
                                            -----------------------------------
                         December 31, 1999       Actual        As Adjusted(2)
                                            ----------------  -----------------
                           Amount     %      Amount      %      Amount      %
----------------------------------- ------  ---------  -----  ---------  ------
Capital Structure:
  Long-Term Debt
    (including
    unamortized net
    discount) (3)       $6,420,910   62.3 $5,472,532  59.8 $5,772,532    61.1
  Subsidiary-Obligated
    Mandatorily
    Redeemable Preferred
    Securities...........  125,000    1.2    125,000   1.4    125,000     1.3
  Trust Preferred
Securities...............  200,000    2.0    200,000   2.2    200,000     2.1
  Preferred Stock
    (including
    premium) (4).........   96,649    0.9     74,982   0.8     74,982     0.8
  Common Equity (5)..... 3,464,953   37.6  3,276,386  35.8  3,276,386    34.7
                         ---------   ----  ---------  ----  ---------    ----
  Total............... $10,307,512  100.0 $9,148,900 100.0 $9,448,900   100.0


------------------------------------------------------------------------------

(1) This information should be read in conjunction with GPU's Annual Report on Form 10-K for the year ended December 31, 1999 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000.
(2)   Reflects the sale of the Debentures offered hereby.
(3)   Includes obligations due within one year.
(4)   Includes mandatory sinking fund obligations due within a year.
(5) GPU has 350,000,000 shares of Common Stock authorized, of which 121,805,540 shares and 121,392,938 shares were outstanding at December 31, 1999 and June 30, 2000, respectively.

               CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

   GPU has calculated its ratios of earnings to fixed charges as follows:

       Year Ended December 31,
---------------------------------------
                                                           Twelve Months
                                       Six Months Ended    Ended June 30,
  1995    1996   1997   1998    1999     June 30, 2000          2000
  ----    ----   ----   ----    ----     -------------          ----

  3.29    2.37   2.44   2.43    2.30        0.90 (A)            1.47

(A)During the six months ended June 30, 2000, earnings were not adequate to cover fixed charges. The dollar amount of such deficiency was $28.4 million.


                                    GPU, INC.

   GPU, a Pennsylvania corporation, is a holding company registered under the Public Utility Holding Company Act of 1935 ("1935 Act"). GPU does not directly operate any utility properties, but owns all the outstanding common stock of three domestic electric utilities serving customers in New Jersey - Jersey Central Power & Light Company ("JCP&L") - and Pennsylvania - Metropolitan Edison Company ("Met-Ed") and Pennsylvania Electric Company ("Penelec"). The customer service function, transmission and distribution operations of these electric utilities are conducting business under the name GPU Energy. JCP&L, Met-Ed and Penelec considered together are referred to as the "GPU Energy companies." GPU Capital, Inc. and GPU Electric, Inc. and their subsidiaries own, operate and fund the acquisition of electric and gas transmission and distribution systems in foreign countries. GPU International, Inc. and GPU Power, Inc. and their subsidiaries develop, own and operate generation facilities in the United States and foreign countries. Other subsidiaries of GPU include: GPU Advanced Resources, Inc., which is involved in retail energy sales; GPU Telcom Services, Inc., which is engaged in telecommunications-related businesses; MYR Group Inc., an infrastructure construction services company; GPU Service, Inc., which provides legal, accounting, financial and other services to the GPU companies; and Midlands Electricity plc, an electric distribution company serving a population of five million in England.

   GPU is subject to regulation by the SEC under the 1935 Act. The GPU Energy companies' retail rates, conditions of service, and issuance of securities are subject to regulation in the state in which each utility operates - in New Jersey by the New Jersey Board of Public Utilities and in Pennsylvania by the Pennsylvania Public Utility Commission. The Nuclear Regulatory Commission (the "NRC") regulates the ownership and operation of nuclear generating stations. The GPU Energy companies are also subject to wholesale rate and other regulation by the Federal Energy Regulatory Commission (the "FERC") under the Federal Power Act. In addition, certain foreign subsidiaries and affiliates are subject to rate and other regulation.

   The electric generation and transmission facilities of the GPU Energy companies are physically interconnected and are operated as a single integrated and coordinated systems serving a population of approximately five million in New Jersey and Pennsylvania. For the year 1999, the GPU Energy
                                        4
companies' revenues were about equally divided between Pennsylvania customers and New Jersey customers.

   The area served by the GPU Energy companies extends from the Atlantic Ocean to Lake Erie, is generally comprised of small communities, rural and suburban areas and includes a wide diversity of industrial enterprises, as well as substantial farming areas. The GPU Energy companies' transmission facilities are physically interconnected with neighboring nonaffiliated utilities in Pennsylvania, New Jersey, Maryland, New York and Ohio. The interconnection facilities are used for substantial capacity and energy interchange and purchased power transactions, as well as emergency assistance. The GPU Energy companies are members of the PJM Power Pool and the Mid-Atlantic Area Council, an organization providing coordinated review of the planning by utilities in the PJM area. The PJM Power Pool is a limited liability company which is governed by an independent board of managers and has been recognized by the FERC as an Independent System Operator.



                               RECENT DEVELOPMENTS

   On August 8, 2000, GPU announced that its Board of Directors and the Board of Directors of FirstEnergy Corp. ("FirstEnergy") had unanimously approved a merger agreement pursuant to which GPU will merge with and into FirstEnergy with FirstEnergy continuing as the surviving corporation. FirstEnergy would also assume GPU's outstanding debt, including the Debentures offered hereby.

   Following the merger, the combined company's principal domestic electric utility operating companies would include FirstEnergy's Ohio Edison Company, Pennsylvania Power Company, The Cleveland Electric Illuminating Company and The Toledo Edison Company, as well as the GPU Energy companies. Together, these companies serve approximately 4.3 million customers within 37,200 square miles of Ohio, Pennsylvania and New Jersey.

   The merger is subject to the approval of GPU's and FirstEnergy's shareholders. Regulatory approvals will also be required from the SEC, the FERC, the Federal Communications Commission, the NRC and the Pennsylvania and New Jersey utility commissions. In addition, the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act must have expired or terminated and approvals from foreign regulatory agencies may be required. As a result of the merger, FirstEnergy will be required to register with the SEC as a holding company under the Public Utility Holding Company Act of 1935.

   Subject to the timely receipt of regulatory approvals, it is expected that the merger could be completed by the second quarter of 2001.

   FirstEnergy files annual, quarterly and other reports and information with the SEC. You can read and copy any information filed by FirstEnergy with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549 or from the Internet site maintained by the SEC (http://www.sec.gov). Information filed by FirstEnergy with the SEC does not constitute part of this prospectus.

                                 USE OF PROCEEDS


   GPU will use the net proceeds from the sale of the Debentures to repay short-term debt, incurred by it for working capital and other corporate purposes and for the repayment of short-term debt of its wholly-owned subsidiaries, GPU Capital, Inc. and GPU Australia Holdings, Inc., which was primarily incurred to finance investments in foreign utility companies. At October 3, 2000, GPU and such subsidiaries had an aggregate of approximately $1.3 billion of short-term debt outstanding, which had maturities ranging from one to 99 days and which bore interest at rates ranging from 6.73% to 7.19%.



                            DESCRIPTION OF DEBENTURES

   General. The following description sets forth the specific terms and provisions of GPU's unsecured debt securities that GPU is offering by this prospectus.

   GPU will  issue  the  ----%  Series A  Debentures  due 20--  (the  "Series  A
Debentures") and the ---% Series B Debentures due 20-- (the "Series B Debentures"), (the Series A Debentures and the Series B Debentures are collectively referred to as the "Debentures") under an Indenture ("Indenture") between GPU and United States Trust Company of New York, as trustee ("Trustee"), supplemented by an officer's certificate establishing terms of each series of the Debentures. The Indenture provides that GPU may issue debentures, including the Debentures, notes or other evidence of indebtedness (each a "Debt Security") in an unlimited amount, from time to time in one or more series. Each of the Series A Debentures and the Series B Debentures will constitute a series of Debt Securities under the Indenture.

   The Series A Debentures will mature on ----, ------. The Series B Debentures will mature on ----, ------.

   The following descriptions of the Debentures and the Indenture are summaries and are qualified by reference to the Indenture. The form of the Indenture is being filed as an exhibit to the registration statement, and you should read the Indenture for provisions that may be important to you. References to certain sections of the Indenture are included in parentheses. Whenever particular provisions or defined terms in the Indenture are referred to under this "Description of Debentures," such provisions or defined terms are incorporated by reference herein. The Indenture will be qualified under the Trust Indenture Act of 1939. You should refer to the Trust Indenture Act of 1939 for provisions that apply to the Debentures.

   Structural  Subordination.  The  Debentures  will be GPU's  direct  unsecured general obligations and will rank equally with GPU's other unsecured obligations. As a holding company, GPU derives substantially all of its income from its operating subsidiaries. As a result, the Debentures will be effectively subordinated to debt and preferred stock at the subsidiary level. There can be no assurance as to the timing and amount of common stock dividend payments received by GPU from its subsidiaries. The financial statements of GPU incorporated by reference in this prospectus show the aggregate amount of the subsidiary debt and preferred stock and the other debt of GPU as of the date of these financial statements.
                                        6

   Interest.  Interest on the Debentures will:

   - Be payable in U.S. dollars at a rate of --% per annum for the Series A Debentures and --% per annum for the Series B Debentures, subject to adjustment as described below.

   - Be subject to increase as follows:

         - If an Interest Adjustment Event (as defined below) shall have occurred, then, commencing on, and as of, the date of each Interest Adjustment Event, the rate at which interest on the Debentures of each series accrues will be increased from the initial rate set forth above by:

              a)  ---  basis  points  if  the   Debentures   are  rated  below
                  Investment Grade by one of the Rating Agencies; or

              b) --- basis points if the Debentures are rated below Investment Grade by both Rating Agencies.

         - "Interest Adjustment Event" means each of the following:

              a) consummation of the proposed merger of GPU with and into FirstEnergy if, upon such consummation, the rating of the Debentures by either Rating Agency shall be below Investment Grade; and

              b) the lowering of the rating of the Debentures from Investment Grade to below Investment Grade by either Rating Agency if such action occurs within 90 days after the date of the consummation of the merger.

         - The Indenture provides that GPU will notify the Trustee promptly following each Interest Adjustment Event, and the Trustee will give prompt notice thereof to the holders of the Debentures.

         - No further adjustments in interest rate will be made if either Rating Agency subsequently raises its rating of the Debentures.

         - "Rating Agency" means either Moody's Investor Service, Inc. or Standard & Poor's Ratings Group. "Investment Grade" means ratings at or higher than Baa3 for Moody's and BBB- for S&P.

         - The interest rate on the Debentures will not be so adjusted at any time after GPU has made in respect of the Debentures the irrevocable deposit with the Trustee of cash or eligible obligations described below in "Satisfaction and Discharge".

    - Be computed for each interest period on the basis of a 360-day year consisting of twelve 30-day months and for any period shorter than a full month, on the basis of the actual number of days elapsed in such period.

    - Be payable semiannually in arrears on --------- and ------- of each year, commencing -----------, 2001, and at maturity.

    - Originally accrue from, and include, ---------------.
                                        7

    - Be paid to the persons in whose names the Debentures are registered at the close of business (1) on the business day prior to each interest payment date if the Debentures remain in book-entry only form or (2) on the 15th calendar day before each interest payment date if the Debentures do not remain in book-entry only form. See "Book-Entry Only Issuance--The Depository Trust Company" below.

   In the event that any interest payment date is not a business day, then payment of interest payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of such delay).

   The covenants contained in the Indenture will not afford holders of Debentures protection in the event of a highly-leveraged or similar transaction involving GPU.

   Optional Redemption. GPU may redeem the Debentures, at its option, in whole or in part from time to time, at any time prior to their maturity (each a "Redemption Date"). GPU will give notice of its intent to redeem any series of the Debentures upon at least 30 days notice but not more than 60 days notice prior to a Redemption Date. If GPU redeems all or any part of any series of the Debentures, it will pay a redemption price equal to the greater of (1) 100% of the principal amount of the Debentures to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined below) and

   -  -- basis points for the Series A Debentures

   -  -- basis points for the Series B Debentures

   In each case accrued interest will be payable to the Redemption Date.

   "Treasury Rate" means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

   "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Series A Debentures or the Series B Debentures, as the case may be, to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Debentures. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by GPU.

   "Comparable Treasury Price" means, with respect to any Redemption Date, the average of the Reference Treasury Dealer Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such Redemption Date.
                                        8

   "Reference Treasury Dealer" means each of Salomon Smith Barney Inc. and ------------ and their respective successors. If either of the foregoing shall cease to be a primary U.S. Government securities dealer (a "Primary Treasury Dealer"), GPU shall substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

   "Remaining Scheduled Payments" means, with respect to each Debenture to be redeemed, the remaining scheduled payments of principal of and interest on such Debenture that would be due after the related Redemption Date but for such redemption (utilizing the interest rate borne by such Debenture on the Redemption Date). If such Redemption Date is not an interest payment date with respect to such Debenture, the amount of the next succeeding scheduled interest payment on such Debenture will be reduced by the amount of interest accrued on such Debenture to such Redemption Date.

   On and after the Redemption Date, interest will cease to accrue on the Debentures or any portion of the Debentures called for redemption (unless GPU fails to make the payment of the redemption price and accrued interest). On or before the Redemption Date, GPU will deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Debentures to be redeemed on such date.

   The Indenture provides that if GPU at any time elects to redeem only a part of any series of the Debentures, the Trustee, as security registrar, will select the particular Debentures to be redeemed using any method that it deems fair and appropriate. However, if the Debentures are solely registered in the name of Cede & Co. and traded through The Depository Trust Company ("DTC"), then DTC will select the Debentures to be redeemed in accordance with its practices as described in "Book-Entry Only Issuance -- The Depository Trust Company."

   If at the time notice of redemption is given, the redemption moneys are not on deposit with the Trustee, then the redemption shall be subject to their receipt on or before the Redemption Date and such notice shall be of no effect unless such moneys are received.

   Payment and Paying Agents. Interest, if any, on each Debenture payable on each interest payment date will be paid to the person in whose name such Debenture is registered as of the close of business on the regular record date for the interest payment date. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any Debenture, the defaulted interest may be paid to the holder of such Debenture as of the close of business on a date to be fixed by the Trustee, which will be between 10 and 15 days prior to the date proposed by GPU for payment of such defaulted interest or in any other manner permitted by any securities exchange on which such Debenture may be listed, if the Trustee finds it practicable. (See Indenture, Section 307.)

   Principal of, and premium, if any, and interest, if any, on the Debentures at maturity will be payable upon presentation of the Debentures at the corporate trust office of the Trustee, in The City of New York, as Paying Agent for GPU. GPU may change the place of payment on the Debentures, may appoint one or more additional Paying Agents, including GPU, and may remove any Paying Agent, all at the discretion of GPU. (See Indenture, Section 602.)

   Registration and Transfer. The transfer of Debentures may be registered, and Debentures may be exchanged for other Debentures of the same series of authorized denominations and with the same terms and principal amount, at the
                                        9
corporate trust office of the Trustee in The City of New York. GPU may change the place for registration of transfer and exchange of the Debentures and may designate additional places for such registration and exchange. No service charge will be made for any transfer or exchange of the Debentures. However, GPU may require payment to cover any tax or other governmental charge that may be imposed. GPU will not be required to execute or to provide for the registration of transfer of, or the exchange of, (a) any Debenture during a period of 15 days prior to giving any notice of redemption or (b) any Debenture selected for redemption except the unredeemed portion of any Debenture being redeemed in part. (See Indenture, Section 305.)

   Satisfaction and Discharge. GPU will be discharged from its obligations on the Debentures, or any portion of the principal amount of the Debentures, if

   (1)it irrevocably deposits with the Trustee sufficient cash or eligible obligations (or a combination of both) to pay the principal, or portion of principal, interest, any premium and any other sums when due on the Debentures at their maturity, stated maturity date, or redemption; and

   (2) it delivers to the Trustee:

      (a) a company order stating that the money and eligible obligations deposited in accordance with the Indenture shall be held in trust and certain opinions of counsel and of an independent public accountant;

      (b) if such deposit shall have been made prior to the maturity of such Debentures, an officer's certificate stating GPU's intention that, upon delivery of such officer's certificate, its indebtedness in respect of such Debentures or portions thereof will have been satisfied and discharged as contemplated in the Indenture.

   For this purpose, eligible obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof and which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof.

   In the event that all of the conditions set forth above have been satisfied in respect of any Debentures or portions thereof except that, for any reason, the officer's certificate described in clause (b) above has not been delivered, the holders of such Debentures or portions thereof will no longer be entitled to the benefits of the covenant of GPU described below in "Limitation on Liens." The indebtedness of GPU in respect of such Debentures or portions thereof, however, will not be deemed to have been satisfied and discharged prior to maturity, and the holders of such Debentures or portions thereof may continue to look to GPU for payment of the indebtedness represented thereby. (See Indenture, Section 701.)

   The Indenture will be deemed satisfied and discharged when no Debt Securities remain outstanding and when GPU has paid all other sums payable by GPU under the Indenture. (See Indenture, Section 702.)

   All moneys GPU pays to the Trustee or any Paying Agent on Debentures which remain unclaimed at the end of two years after payments have become due will be paid to or upon the order of GPU. Thereafter, the holder of such Debenture may look only to GPU for payment thereof. (See Indenture, Section 603.)

   Limitation on Liens. The Indenture provides that, except as otherwise specified with respect to a particular series of Debt Securities, GPU will not pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, any capital stock of any Subsidiary, as defined below, now or hereafter directly owned by GPU, to secure any Indebtedness, as defined below, without also securing the outstanding Debt Securities, including the Debentures, and all other Indebtedness entitled to be so secured, equally and ratably with the Indebtedness and any other indebtedness similarly entitled to be equally and ratably secured.

      This restriction does not apply to, or prevent the creation or any extension, renewal or refunding of:

      (1) any mortgage, pledge, security interest, lien or encumbrance upon any capital stock created at the time it is acquired by GPU or within one year after that time to secure the purchase price for the capital stock;

      (2) any mortgage, pledge, security interest, lien or encumbrance upon any capital stock existing at the time it is acquired by GPU, whether or not the secured obligations are assumed by GPU; or

      (3) any judgment, levy, execution, attachment or other similar lien arising in connection with court proceedings, provided that:

            (a) the execution or enforcement of the lien is effectively stayed within 30 days after entry of the corresponding judgment, or the corresponding judgment has been discharged within that 30 day period, and the claims secured by the lien are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted;

            (b) the payment of each lien is covered in full by insurance and the insurance company has not denied or contested coverage thereof; or

            (c) so long as each lien is adequately bonded, any appropriate and duly initiated legal proceedings for the review of the corresponding judgment, decree or order shall not have been fully terminated or the period within which these proceedings may be initiated shall not have expired.

      For purposes of the restriction described in the preceding paragraph, "Indebtedness" means:

                  (1) all indebtedness created or assumed by GPU for the repayment of money borrowed;

                  (2) all indebtedness for money borrowed secured by a lien upon capital stock owned by GPU and upon which indebtedness for money borrowed GPU customarily pays interest, although GPU has not assumed or become liable for the payment of the indebtedness for money borrowed; and

                  (3) all indebtedness of others for money borrowed which is guaranteed as to payment of principal by GPU or in effect guaranteed by
                                       11

      GPU through a contingent agreement to purchase the indebtedness for money borrowed, but excluding from this definition any other contingent obligation of GPU in respect of indebtedness for money borrowed or other obligations incurred by others.

      "Subsidiary" means a corporation in which more than 50% of the outstanding voting stock is owned, directly or indirectly, by GPU and/or by one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock that ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has that voting power by reason of any contingency.

      Notwithstanding the foregoing, except as otherwise specified in the officer's certificate setting out the terms of a particular series of Debt Securities, GPU may, without securing the Debt Securities, pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien, in addition to liens expressly permitted as described in the preceding paragraphs, upon, capital stock of any Subsidiary now or hereafter owned by GPU to secure any Indebtedness, which would otherwise be subject to the foregoing restriction, in an aggregate amount which, together with all other such Indebtedness, does not exceed 5% of Consolidated Capitalization. For this purpose, "Consolidated Capitalization" means the sum of:

            (1)   Consolidated Shareholders' Equity;

            (2) Consolidated Indebtedness for money borrowed, which is total indebtedness as shown on the consolidated balance sheet of GPU and its Subsidiaries, exclusive of any that is due and payable within one year of the date the sum is determined; and, without duplication

            (3) any preference or preferred stock of GPU or any Consolidated Subsidiary which is subject to mandatory redemption or sinking fund provisions.

      The term "Consolidated Shareholders' Equity" as used above means the total Assets of GPU and its Consolidated Subsidiaries less all liabilities of GPU and its Consolidated Subsidiaries that would, in accordance with generally accepted accounting principles in the United States, be classified on a balance sheet as liabilities, including without limitation:

            (1)  indebtedness   secured  by  property  of  GPU  or  any  of  its
      Consolidated Subsidiaries whether or not GPU or the Consolidated Subsidiary is liable for the payment of the indebtedness unless, in the case that GPU or the Consolidated Subsidiary is not so liable, the property has not been included among the Assets of GPU or the Consolidated Subsidiary on the balance sheet;

            (2)   deferred liabilities; and

            (3) indebtedness of GPU or any of its Consolidated Subsidiaries that is expressly subordinated in right and priority of payment to other liabilities of GPU or such Consolidated Subsidiary.

      As used in this definition, "liabilities" includes preference or preferred stock of GPU or any Consolidated Subsidiary only to the extent of any preference or preferred stock that is subject to mandatory redemption or sinking fund provisions.
                                       12

      The term "Consolidated Subsidiary", as used above, means, at any date, any Subsidiary, the financial statements of which under generally accepted accounting principles would be consolidated with those of GPU in its consolidated financial statements as of that date.

      The "Assets" of any person means the whole or any part of its business, property, assets, cash and receivables. The term "Consolidated Indebtedness" means total indebtedness as shown on the consolidated balance sheet of GPU and its Consolidated Subsidiaries.

      As  of  June  30,  2000,  the  Consolidated   Capitalization  of  GPU  was
approximately $8.5 billion.

      The foregoing limitation does not limit in any manner the ability of:

   - GPU to place liens on any of its assets other than the capital stock of Subsidiaries;

   - GPU to cause the transfer of its assets or those of its subsidiaries, including the capital stock covered by the foregoing restrictions; or

   -  any of the subsidiaries of GPU to place liens on any of their assets.

   Consolidation, Merger, and Sale of Assets. Under the terms of the Indenture, GPU may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

   - the surviving or successor entity is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes GPU's obligations on all Debt Securities and under the Indenture;

   - immediately after giving effect to the transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing; and

   - GPU shall have delivered to the Trustee an officer's certificate and an opinion of counsel as to compliance with the foregoing.

   The terms of the Indenture do not restrict GPU from entering into a merger in which GPU is the surviving entity. (See Indenture, Section 1101.)

   Events of Default. "Event of Default" when used in the Indenture with respect to any series of Debt Securities, means any of the following:

   - failure to pay interest, if any, on any Debt Security of the applicable series for 30 days after it is due;

   - failure to pay the principal of or premium, if any, on any Debt Security of the applicable series when due, whether at maturity or upon earlier redemption;

   - failure to perform any other covenant in the Indenture, other than a covenant that does not relate to that series of Debt Securities, that continues for 90 days after GPU receives written notice from the Trustee, or GPU and the Trustee receive a written notice from 33 percent of the holders of the Debt Securities of such series; however, the

      Trustee or the Trustee and the holders of such principal amount of Debt Securities of this series can agree to an extension of the 90 day period and such an agreement to extend will be automatically deemed to occur if GPU is diligently pursuing action to correct the default;

   -  certain events in bankruptcy, insolvency or reorganization of GPU; or

   - any other event of default included in any supplemental indenture or officer's certificate for a specific series of Debt Securities.

(See Indenture, Section 801.)

   The Trustee may withhold notice to the holders of Debt Securities of any default, except default in the payment of principal, premium, if any, or interest, if it considers such withholding of notice to be in the interests of the holders. An Event of Default for a particular series of Debt Securities does not necessarily constitute an Event of Default for any other series of Debt Securities issued under the Indenture.

   Remedies

      Acceleration of Maturity. If an Event of Default with respect to fewer than all the series of Debt Securities occurs and continues, either the Trustee or the holders of at least 33 percent in principal amount of the Debt Securities of any series as to which the Event of Default has occurred may declare the entire principal amount of all the Debt Securities of such series, together with accrued interest, to be due and payable immediately. However, if the Event of Default is applicable to all outstanding Debt Securities under the Indenture, only the Trustee or holders of at least 33 percent in principal amount of all outstanding Debt Securities of all series, voting as one class, and not the holders of any one series, may make such a declaration of acceleration.

   At any time after a declaration of acceleration with respect to the Debt Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the Event of Default giving rise to such declaration of acceleration will be considered waived, and such declaration and its consequences will be considered rescinded and annulled, if:

   - GPU has paid or deposited with the Trustee a sum sufficient to pay:

      (1)  all overdue interest, if any, on all Debt Securities of the series;

      (2) the principal of and premium, if any, on any Debt Securities of the series which have otherwise become due and interest, if any, that is currently due;

      (3)  interest, if any, on overdue interest; and

      (4)  all amounts due to the Trustee under the Indenture; and

   - any other Event of Default with respect to the Debt Securities of that series has been cured or waived as provided in the Indenture.

   There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of GPU. (See Indenture, Section 802.)

      Right to Direct Proceedings. Other than its duties in case of an Event of Default, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless the holders offer the Trustee a reasonable indemnity. (See Indenture, Section 903.) If they provide a reasonable indemnity, the holders of a majority in principal amount of any series of Debt Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any power conferred upon the Trustee. However, if the Event of Default relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series will have the right to give this direction. (See Indenture, Section 812). The Trustee is not obligated to comply with directions that conflict with law or other provisions of the Indenture.

      Limitation on Right to Institute Proceedings. No holder of Debt Securities of any series will have any right to institute any proceeding under the Indenture, or to exercise any remedy under the Indenture, unless:

   - the holder has previously given to the Trustee written notice of a continuing Event of Default;

   - the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all series in respect of which an Event of Default shall have occurred and be continuing have made a written request to the Trustee, and have offered reasonable indemnity to the Trustee to institute proceedings; and

   - the Trustee has failed to institute any proceeding for 60 days after notice has been received and has not received any direction inconsistent with the written request of holders during such period.

(See Indenture, Section 807.)

      No Impairment of Right to Receive Payment. However, the limitations described in the preceding paragraph do not apply to a suit by a holder of a Debt Security for payment of the principal of or premium, if any, or interest, if any, on a Debt Security on or after the applicable due date.
(See Indenture, Section 808.)

      Annual  Notice to  Trustee.  GPU will  provide to the  Trustee an annual
statement  by  an  appropriate   officer  as  to  GPU's  compliance  with  all
conditions and covenants under the Indenture.  (See Indenture, Section 606.)

      Modification and Waiver. GPU and the Trustee may enter into one or more supplemental indentures without the consent of any holder of Debt Securities for any of the following purposes:

   - to evidence the assumption by any permitted successor of the covenants of GPU in the Indenture and in the Debt Securities;

   - to add additional covenants of GPU or to surrender any right or power of GPU under the Indenture;

   -  to add additional Events of Default;

   - to change, eliminate, or add any provision to the Indenture; provided, however, if the change, elimination, or addition will adversely affect the interests of the holders of Debt Securities of any series, other
                                       15
      than any series the terms of which permit such change, elimination or addition, in any material respect, such change, elimination, or addition will become effective only:

      (1) when the consent of the holders of Debt Securities of such series has been obtained in accordance with the Indenture; or

      (2) when no Debt Securities of such series remain outstanding under the Indenture;

   -  to provide collateral security for all of the Debt Securities;

   - to establish the form or terms of Debt Securities of any other series as permitted by the Indenture;

   - to provide for the authentication and delivery of bearer securities and coupons attached thereto;

   - to evidence and provide for the acceptance of appointment of a successor Trustee;

   - to provide for the procedures required for use of a noncertificated system of registration for the Debt Securities of all or any series;

   - to change any place where principal, premium, if any, and interest shall be payable, Debt Securities may be surrendered for registration of transfer or exchange and notices to GPU may be served; or

   - to cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the Indenture; provided that such action shall not adversely affect the interests of the holders of Debt Securities of any series in any material respect.

(See Indenture, Section 1201.)

   The holders of at least a majority in aggregate principal amount of the Debt Securities of all series then outstanding may waive compliance by GPU with certain restrictive provisions of the Indenture. (See Indenture, Section 607.) The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may waive any past default under the Indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the Indenture that cannot be modified or be amended without the consent of the holder of each outstanding Debt Security of the series affected. (See Indenture, Section 813.)

   If the Trust Indenture Act of 1939 is amended after the date of the Indenture in such a way as to require changes to the Indenture, the Indenture will be deemed to be amended so as to conform to such amendment of the Trust Indenture Act of 1939. GPU and the Trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence such an amendment. (See Indenture, Section 1201.)

   The consent of the holders of a majority in aggregate principal amount of the Debt Securities of all series then outstanding is required for all other modifications to the Indenture. However, if less than all of the series of Debt Securities outstanding are directly affected by a proposed supplemental
                                       16
indenture, then the consent only of the holders of a majority in aggregate principal amount of all series that are directly affected, voting as a class, will be required. No such amendment or modification may:

   - change the stated maturity of the principal of, or any installment of principal of or interest on, any Debt Security, or reduce the principal amount of any Debt Security or its rate of interest or change the method of calculating such interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any Debt Security, without the consent of the holder;

   - reduce the percentage in principal amount of the outstanding Debt Securities of any series whose consent is required for any supplemental indenture or any waiver of compliance with a provision of the Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the series; or

   - modify certain of the provisions of the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Debt Securities of any series, without the consent of the holder of each outstanding Debt Security affected thereby.

   A supplemental indenture which changes the Indenture solely for the benefit of one or more particular series of Debt Securities, or modifies the rights of the holders of Debt Securities of one or more series, will not affect the rights under the Indenture of the holders of the Debt Securities of any other series. (See Indenture, Section 1202.)

   The Indenture provides that Debt Securities owned by GPU or anyone else required to make payment on the Debt Securities shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (See Indenture, Section 101.)

   GPU may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but GPU shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after such record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding Debt Securities have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding Debt Securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder shall bind every future holder of the same Debt Securities and the holder of every Debt Security issued upon the registration of transfer of or in exchange of such Debt Securities. A transferee will be bound by acts of the Trustee or GPU taken in reliance thereon, whether or not notation of such action is made upon such Debt Security. (See Indenture, Section 104.)

   Resignation of the Trustee. The Trustee may resign at any time by giving written notice to GPU or may be removed at any time by act of the holders of a majority in principal amount of all series of Debt Securities then outstanding delivered to the Trustee and GPU. No resignation or removal of the Trustee and no appointment of a successor Trustee will be effective until the acceptance of appointment by a successor Trustee. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing and except with respect to the Trustee appointed by act of the holders, if GPU has delivered to the Trustee a resolution of its Board of Directors appointing a successor Trustee and such successor has accepted such appointment in accordance with the terms of the respective Indenture, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as Trustee in accordance with such Indenture. (See Indenture, Section 910.)

   Notices. Notices to holders of Debt Securities will be given by mail to the addresses of such holders as they may appear in the security register therefor. (See Indenture, Section 106.)

   Title. GPU, the Trustee, and any agent of GPU or the Trustee, may treat the person in whose name Debt Securities are registered as the absolute owner thereof, whether or not such Debt Securities may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (See Indenture, Section 308.)

   Governing Law. The Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York. (See Indenture, Section 112.)

   Regarding the Trustee. The trustee under the Indenture is United States Trust Company of New York. United States Trust Company of New York has from time to time engaged in transactions with, or performed services for , GPU and its affiliates in the ordinary course of business. Among other things, United Trust Company of New York acts as trustee under various indentures of affiliates of GPU.

   Book-Entry Only Issuance--The Depository Trust Company.

   The Debentures will trade through DTC. The Debentures will be represented by a global certificate and registered in the name of Cede & Co., DTC's nominee.

      DTC is a New York clearing corporation and a clearing agency registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities for its participants. DTC facilitates settlement of securities transactions among its participants through electronic computerized book-entry changes in the participants' accounts. This eliminates the need for physical movement of securities certificates. The participants include securities brokers and dealers, banks, trust companies and clearing corporations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Others who maintain a custodial relationship with a participant can use the DTC system. The rules that apply to DTC and those using its systems are on file with the SEC.

      Purchases of the Debentures within the DTC system must be made through participants, which will receive a credit for the Debentures on DTC's records. The beneficial ownership interest of each purchaser will be recorded on the participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners should receive
                                       18
written confirmations of the transactions, as well as periodic statements of their holdings, from the participants through which they purchased Debentures. Beneficial owners will not receive certificates for their Debentures, except if use of the book-entry system for the Debentures is discontinued.

   To facilitate subsequent transfers, all Debentures deposited by direct participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of the Debentures with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Debentures. DTC's records reflect only the identity of the participants to whose accounts such Debentures are credited. These participants may or may not be the beneficial owners. Participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Conveyance of notices and other communications by DTC to participants, and by participants to indirect participants and beneficial owners, will be governed by arrangements among them.

   Redemption notices will be sent to Cede & Co. If less than all of the Debentures are being redeemed, DTC's practice is to determine by lot the amount of Debentures of each participant to be redeemed.

   Neither DTC nor Cede & Co. will itself consent or vote with respect to Debentures. Under its usual procedures, DTC would mail an omnibus proxy to GPU as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those participants to whose accounts the Debentures are credited on the record date. GPU believes that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of Debentures.

   Interest and redemption payments on the Debentures will be made to DTC. DTC's practice is to credit participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on that payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices. Payments will be the responsibility of participants and not of DTC, the Trustee or GPU. Payment of redemption proceeds, distributions and interest to DTC is the responsibility of GPU. Disbursement of payments to participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of participants.

   A beneficial owner will not be entitled to receive physical delivery of Debentures. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the Debentures.

   DTC may discontinue providing its services as securities depository with respect to the Debentures at any time by giving reasonable notice to GPU. In the event no successor securities depository is obtained, certificates for the Debentures will be printed and delivered. If GPU decides to discontinue use of the DTC system of book-entry transfers, certificates for the Debentures will be printed and delivered.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that GPU believes to be reliable, but GPU does not take responsibility for the accuracy of this information.
                                       19

                                  UNDERWRITING

   Subject to the terms and conditions stated in the underwriting agreement, each underwriter named below has severally agreed to purchase, and GPU has agreed to sell such underwriter, the principal amount of Debentures set forth opposite the name of such underwriter.

Name                            Series A Debentures       Series B Debentures
----                            -------------------       -------------------
Salomon Smith Barney Inc.



                                    -----------                -----------
         TOTAL


   The underwriting agreement provides that the obligations of the several underwriters to purchase the Debentures included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the Debentures if they purchase any of the Debentures.

   The underwriters, for whom Salomon Smith Barney Inc. are acting as representatives, propose to offer some of the Debentures directly to the public at the applicable public offering price set forth on the cover page of this prospectus and some of the Debentures to certain dealers at the applicable public offering price less a concession not in excess of:

   ---% of the principal amount in the case of the Series A Debentures; and

   ---% of the principal amount in the case of the Series B Debentures.

   The underwriters may allow, and such dealers may reallow, a concession to certain other dealers not in excess of:

   ---% of the principal amount in the case of the Series A Debentures; and

   ---% of the principal amount in the case of the Series B Debentures.

   After the initial offering of the Debentures to the public, the public offering prices and such concessions may be changed by the representatives.

   In connection with the offering, Salomon Smith Barney Inc. on behalf of the underwriters may purchase and sell Debentures in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Debentures in excess of the principal amount of the particular series of Debentures to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases
                                       20
of the respective series of Debentures in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of the respective series of Debentures made for the purpose of preventing or retarding a decline in the market price of such series of Debentures while the offering is in progress.

   The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases Debentures originally sold by that syndicate member.

   Any of these activities may cause the price of the Debentures of that particular series to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

   In addition to the underwriting discounts, GPU estimates that its total expenses of this offering will be approximately $430,000.

   The representatives have performed certain investment banking, commercial banking and advisory services for GPU or certain of its affiliates from time to time for which they have received customary fees and expenses. The representatives may, from time to time, engage in transactions with and perform services for GPU or certain of its affiliates in the ordinary course of their business.

   GPU has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.



                                     EXPERTS

   The consolidated financial statements incorporated in this prospectus by reference to GPU's Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



                                 LEGAL OPINIONS

   The legality of the Debentures will be passed upon for GPU by Thelen Reid & Priest LLP, New York, New York, and Ryan, Russell, Ogden & Seltzer LLP, Reading, Pennsylvania, counsel for GPU, and for the underwriters by Winthrop, Stimson, Putnam & Roberts, New York, New York. Thelen Reid & Priest LLP and Winthrop, Stimson, Putnam & Roberts may rely as to all matters of Pennsylvania law upon the opinion of Ryan, Russell, Ogden & Seltzer LLP. Winthrop, Stimson, Putnam & Roberts also serves as legal counsel to FirstEnergy and certain of its affiliates in connection with FirstEnergy's merger with GPU and certain other matters.
                             -------------------
                                       21

   You should rely only on the information contained or incorporated by reference in this prospectus. GPU has not authorized anyone else to provide you with different information. GPU is not making an offer of these Debentures in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus is accurate as of any date other than the date on the front of the prospectus.

               PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

   The expenses in connection with the issuance and distribution of the Debentures being registered, other than underwriting and/or agents compensation, are:

Filing Fee for Registration Statement.......         $103,448
Legal Fees..................................           87,500*
Accounting Fees.............................           40,000*
Printing (Form S-3, prospectus, etc.).......           20,000*
Fees of the Trustee.........................           25,000*
Rating agencies' fees.......................          140,000*
Miscellaneous...............................            9,052*
                                                        ------
Total.......................................         $430,000*
                                                      ========

* Estimated

Item 15.  Indemnification of Directors and Officers.

      Section 37 of the By-Laws of GPU provides as follows:

      "(a) A director shall not be personally liable for monetary damages as such for any action taken, or any failure to take any action, on or after January 27, 1987 unless the director has breached or failed to perform the duties of his office under Section 1721 of the Pennsylvania Business Corporation Law, and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The provisions of this subsection (a) shall not apply to the responsibility or liability of a director pursuant to any criminal statute, or the liability of a director for the payment of taxes pursuant to local, state or Federal law.

      (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of the corporation or otherwise, by reason of the fact that he was a director, officer or employee of the corporation (and may indemnify any person who was an agent of the Corporation), or a person serving at the request of the Corporation as a director, officer, partner, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise to the fullest extent permitted by law, including without limitation indemnification against expenses (including attorneys' fees and disbursements), damages, punitive damages, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding unless the act or failure to act giving rise to the claim for indemnification is finally determined by a court to have constituted willful misconduct or recklessness.

      (c) The Corporation shall pay the expenses (including attorneys' fees and disbursements) actually and reasonably incurred in defending a civil or criminal action, suit or proceeding on behalf of any person entitled to indemnification under subsection (b) in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation, and may pay such expenses in advance on behalf of any agent on receipt of a similar undertaking. The financial ability of such person to make such repayment shall not be a prerequisite to the making of an advance.


      (d) For purposes of this Section: (i) the Corporation shall be deemed to have requested an officer, director, employee or agent to serve as fiduciary with respect to an employee benefit plan where the performance by such person of duties to the Corporation also imposes duties on, or otherwise involves services by, such person as a fiduciary with respect to the plan; (ii) excise taxes assessed with respect to any transaction with an employee benefit plan shall be deemed "fines"; and (iii) action taken or omitted by such person with respect to an employee benefit plan in the performance of duties for a purpose reasonably believed to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Corporation.


      (e) To further effect, satisfy or secure the indemnification obligations provided herein or otherwise, the Corporation may maintain insurance, obtain a letter of credit, act as self-insurer, create a reserve, trust, escrow, cash collateral or other fund or account, enter into indemnification agreements, pledge or grant a security interest in any assets or properties of the Corporation, or use any other mechanism or arrangement whatsoever in such amounts, at such costs, and upon such other terms and conditions as the Board of Directors shall deem appropriate.


      (f) All rights of indemnification under this Section shall be deemed a contract between the Corporation and the person entitled to indemnification under this Section pursuant to which the Corporation and each such person intend to be legally bound. Any repeal, amendment or modification hereof shall be prospective only and shall not limit, but may expand, any rights or obligations in respect of any proceeding whether commenced prior to or after such change to the extent such proceeding pertains to actions or failures to act occurring prior to such change.


      (g) The indemnification, as authorized by this Section, shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in any official capacity and as to action in any other capacity while holding such office. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section shall continue as to a person who has ceased to be an officer, director, employee or agent in respect of matters arising prior to such time, and shall inure to the benefit of the heirs, executors and administrators of such person."


      Sections 1741-1750 of the Pennsylvania Business Corporation Law authorizes a corporation to provide in its by-laws for indemnification to be granted under certain circumstances to its officers, directors and other agents against expenses and liabilities incurred in connection with proceedings arising out of such persons having taken action or failed to take action on behalf of the corporation.
                                      II-2

      The foregoing rights of indemnification are not exclusive of any other rights to which any director or officer (or his or her legal representatives) may be entitled under any By-Law of GPU heretofore in effect, and apply to any liability of any director or officer (or his or her legal representatives) arising under any of the provisions of the Securities Act of 1933 only to the extent that such rights of indemnification may be determined to be valid by a court of competent jurisdiction.


Item 16.  Exhibits.

1            --Form of Underwriting Agreement.
3-A(ii)      --Articles of Incorporation of GPU, as  amended--incorporated  by reference to Exhibit 3-A-2, 1996 Annual Report on Form 10-K, SEC File No. 1-6047.
3-B          --By-Laws of GPU, as amended--incorporated by reference to Exhibit
               3-B, 1999 Annual Report on Form 10-K, SEC File No. 1-6047.
4-A          --Form of Debenture Indenture.
4-B          --Form of Officer's Certificate establishing terms of Debentures.
4-C          --Form of Debenture--included in the form of Officer's Certificate contained in Exhibit 4-B.
5-A          --Opinion of Thelen Reid & Priest LLP.
5-B          --Opinion of Ryan, Russell, Ogden & Seltzer LLP.
12-A         --Statement Showing Computation of Consolidated Ratio of Earnings
               to Fixed Charges - incorporated by reference to Exhibit 12-A, 1999 Annual Report on Form 10-K, SEC file No. 1-6047.
12-B         --Statement Showing Computation of Consolidated Ratio of Earnings
               to Fixed Charges for the Six Months Ended June 30, 2000.
12-C         --Statement Showing Computation of Consolidated Ratio of Earnings
               to Fixed Charges for the Twelve Months Ended June 30, 2000.
23-A         --Consent  of Thelen Reid & Priest  LLP--included  in its opinion filed as Exhibit 5-A.
23-B         --Consent of Ryan, Russell,  Ogden & Seltzer LLP--included in its opinion filed as Exhibit 5-B.
23-C         --Consent of PricewaterhouseCoopers LLP.
24           --Power of Attorney--included in signature page.
25           --Statement of Eligibility of Trustee under the Trust Indenture
               Act of 1939.


   The Exhibits listed above which have heretofore been filed with the SEC and which are designated in prior filings as noted above are hereby incorporated by reference and made a part hereof with the same effect as if filed herewith.

Item 17.    Undertakings.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such
                                      II-3
indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

   (1) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                POWER OF ATTORNEY

   KNOWN ALL BY THESE PRESENTS, that GPU, Inc. and each of its undersigned officers and directors hereby constitutes and appoints each of I. H. Jolles,
B. L. Levy and T. G. Howson its/his/her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for it/him/her and in its/his/her name, place and stead, in any and all capacities, to sign all or any amendments (including post-effective amendments) of and supplements to this registration statement on Form S-3 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto each such attorney-in-fact and agent full power and authority to do and perform each every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as said Corporation itself and each said officer or director might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Morris, State of New Jersey, on October 12, 2000.

                                          GPU, INC.


                                          By    /s/  F.D. Hafer
                                             ---------------------------------
                                                 F.D. Hafer
                                          Chairman, President and
                                          Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

            Signature                       Title                  Date

            /s/ F.D. Hafer           Chairman, President,    October 12, 2000
            ---------------
            F.D. Hafer             Chief Executive Officer
                                   and Director (Principal
                                      Executive Officer)

            /s/ B. L. Levy          Senior Vice President    October 12, 2000
            ---------------
                                     and Chief Financial
            B. L. Levy                     Officer

                                     (Principal Financial
                                           Officer)
                                      II-5

            /s/ B. L. Levy          Senior Vice President    October 12, 2000
            ---------------
            B. L. Levy               and Chief Financial
                                           Officer
                                     (Principal Financial
                                           Officer)

          /s/ P.E. Maricondo          Vice President and     October 12, 2000
          -------------------
          P.E. Maricondo                 Comptroller
                                    (Principal Accounting
                                           Officer)


            /s/ T. H. Black                Director          October 12, 2000
            ----------------
           T. H. Black

            /s/ T. B. Hagen                Director          October 12, 2000
            -----------------
           T. B. Hagen

          /s/ J. M. Pietruski              Director          October 12, 2000
          --------------------
         J. M. Pietruski

         /s/ R. N. Pokelwaldt              Director          October 12, 2000
         ---------------------
         R. N. Pokelwaldt

             /s/ C.A. Rein                 Director          October 12, 2000
             --------------
            C. A. Rein

           /s/ B.S. Townsend               Director          October 12, 2000
           ------------------
          B. S. Townsend

          /s/ C. A. H. Trost               Director          October 12, 2000
          -------------------
          C. A.H. Trost

            /s/ K. L. Wolfe                Director          October 12, 2000
            ----------------
           K. L. Wolfe

            /s/ P. K. Woolf                Director          October 12, 2000
            -----------------
           P. K. Woolf




                                      II-6